  Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No(s). 333-172796 and 333-196112 on Form F-3 of our auditors’ report dated February 9, 2017, relating to the 2016 consolidated financial statements of Intellipharmaceutics International Inc. and its subsidiaries (the “Company”) for the year ended November 30, 2016 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in this Current Report on Form 6-K dated February 9, 2017.

/s/ MNP LLP
Chartered Professional Accountants
Licensed Public Accountants
February 9, 2017
Toronto, Canada